Exhibit 10.60

Anhang 1 zum Dienstvertrag (dem ,,Vertrag“) vom 1. Januar 2009	Annex 1 to the Employment Agreement (the “Agreement”) dated January 1, 2009

Entsendungsvertrag vom 1. Januar 2009	Assignment Agreement dated January 1st, 2009

– nachfolgend „Entsendungsvertrag“ genannt –	– hereinafter referred to as the “Assignment Agreement” –

zwischen	between

Exide Technologies GmbH Im Thiergarten 63654 Büdingen Deutschland	Exide Technologies GmbH Im Thiergarten 63654 Büdingen Germany

– nachfolgend „Gesellschaft“ genannt –	– hereinafter referred to as the “Company” –

vertreten durch die Gesellschafterversammlung der beiden Gesellschafter Exide Transportation Holding Europe S.L. und EXIDE Holding S.A.S.	represented by the shareholders’ assembly of the two shareholders, Exide Transportation Holding Europe S.L. and EXIDE Holding S.A.S.

und	and

Herrn Michael Ostermann In den Laken 9 47228 Duisburg Deutschland	Mr. Michael Ostermann In den Laken 9 47228 Duisburg Deutschland

– nachfolgend „Geschäftsführer“ genannt –	– hereinafter referred to as the “Managing Director” –

und	and

zusammen mit der Gesellschaft die „Parteien“ bzw. einzeln jeweils „Partei“ genannt; auch weitere definierte Begriffe in diesem Entsendungsvertrag haben dieselbe Bedeutung wie im Dienstvertrag vom 1. Januar 2009	collectively with the Company referred to as the “Parties”, respectively individually each of them as a “Party”; further defined terms in this Assignment Agreement shall have the same meaning as in the Employment Agreement of January 1, 2009

	§ 1 Entsendung		Section 1 Assignment

(1)	Nach einer eventuellen einleitenden kurzen Orientierungsphase am Standort Büdingen wird der Geschäftsführer nach Gennevilliers entsandt. Er wird in den Büroräumen der EXIDE TECHNOLOGIES S.A.S, Gennevilliers, Frankreich arbeiten, dort aber nicht angestellt sein. Während der gesamten Entsendungszeit, welche am 5. Januar 2009 beginnt, besteht sein Anstellungsverhältnis mit der Gesellschaft weiter. Ungeachtet der Entsendung nach Gennevilliers wird der Geschäftsführer auch in anderen Ländern arbeiten, wie dies angesichts seiner internationalen Funktion erwartet werden kann. Die Wahrnehmung der Geschäftsführerpflichten bei der Gesellschaft muss durch den Geschäftsführer zu jeder Zeit gewährleistet sein.	(1)	Following a potential brief orientation phase at the Company’s seat in Büdingen, the Managing Director will be assigned to Gennevilliers. He shall work at the offices of EXIDE TECHNOLOGIES S.A.S, Gennevilliers, France but not be employed there. During the whole term of assignment, which begins on January 5th 2009, his employment relationship with the Company shall continue. Notwithstanding the assignment to Gennevilliers, the Managing director shall also work in other countries as can be expected in light of his international function. The Managing Director must make sure at all times that he observes his duties as a managing director at the Company.

(2)	Die Dauer der Entsendung soll 5 Jahre betragen, d.h., die Entsendung endet spätestens am 31. Dezember 2013. Danach kehrt der Geschäftsführer nach Deutschland zurück, um da zu arbeiten. Die Gesellschaft behält sich vor, die Dauer der Entsendung zu verkürzen und den Geschäftsführer vorzeitig nach Deutschland zurückzubeordern. Außer in dringlichen Sonderfällen würde die Gesellschaft hierfür eine Ankündigungsfrist von 3 Monaten einhalten.	(2)	The assignment is to last 5 years, i.e., it will expire on December 31st, 2013 at the latest. Thereafter, the Managing Director will return to work in Germany. The Company reserves the right to abbreviate the term of assignment and to request the Managing director to return earlier to Germany. In such a case, and except there is a specific urgency, the Company would observe an announcement period of 3 months.

(3)	Für die Dauer der Entsendung sind die Bestimmungen im Vertrag zur Erstattung von Kosten für Geschäftsreisen und sonstigen Aufwendungen dahingehend zu verstehen, dass normaler Ausgangs- und Endpunkt der Reise jeweils Gennevilliers ist.	(3)	For the term of the assignment, the provisions under the Agreement in respect of reimbursement of business trips and other business expenses are to be interpreted in such way that the regular starting and end point of travel is Gennevilliers.

(4)	Die Parteien vereinbaren, sich gegenseitig bestmöglich zu unterstützen, um administrative Erfordernisse sozialversicherungsrechtlicher und steuerlicher Art im Zusammenhang mit der Entsendung zu bewältigen.	(4)	The Parties agree to mutually support each other in order to master all administrative requirements of a social security and tax nature related to the assignment.

§ 2 Vergütung und Aufwandsentschädigung		Section 2 Remuneration and Allowances

(1)	Die Bestimmungen unter §§ 7 (l) bis 7 (3) des Vertrages werden durch diesen Entsendungsvertrag nicht berührt.	(1)	The provisions under Sections 7 (1) - 7 (3) of the Agreement are not affected by this Assignment Agreement.

(2)	Für die Dauer und aus Anlass der Entsendung hat der Geschäftsführer ferner Anspruch auf folgende Zahlungen:	(2)	For the term and for reasons of assignment, the Managing Director shall additionally be entitled to the following payments:

(a)	Die Gesellschaft zahlt einen Lebenshaltungskostenzuschuss in Höhe von monatlich Euro 5.000 brutto.	(a)	The Company shall pay a cost of living adjustment payment of Euro 5,000 gross per month.

(b)	Die Gesellschaft zahlt einen Unterkunftszuschuss in Höhe von monatlich Euro 2.000 brutto.	(b)	The Company shall pay a housing allowance of Euro 2,000 gross per month.

(3)	Zwischen den Parteien besteht Einvernehmen, dass die Vergütungsbestimmungen dieses Entsendungsvertrages nicht Teil der regulären Vergütung nach dem Vertrag sind, ausschließlich für die hier geregelte Entsendung gelten und nicht vorgreiflich sind für eine eventuelle spätere anderweitige Entsendung.	(3)	The Parties agree that the remuneration provisions of this Assignment Agreement do not form part of the regular remuneration under the Agreement, are exclusively applicable to the assignment regulated herein and do not establish any prejudice in respect of any potential later assignment.

§ 3 Anreizzahlung		Section 3 Assignment Bonus

Die Gesellschaft gewährt dem Geschäftsführer für seine Entsendungstätigkeit eine einmalige Anreizzahlung in Höhe von brutto Euro 165.000. Die Anreizzahlung wird mit Auszahlung des ersten Gehalts fällig. Im Fall der Kündigung des Dienstverhältnisses durch den Geschäftsführer binnen 12 Monaten nach Arbeitsantritt sowie im Fall der fristlosen Kündigung durch die Gesellschaft binnen 12 Monaten nach Arbeitsantritt ist die Anreizzahlung unter Berücksichtigung der Steuersituation zum Ende des Anstellungsverhältnisses zurückzuzahlen, Die Rückzahlungsverpflichtung nach diesem Absatz vermindert sich nach Ablauf eines jeden Kalendermonats um 1/12 des gezahlten Betrags. Die Anreizzahlung würde nicht allein deswegen gekürzt, wenn die Gesellschaft sich entschließen sollte, die Entsendung innerhalb des ersten Jahres zu verkürzen.		For his work under the assignment, the Company grants to the Managing Director a onetime gross inducement payment in the amount of Euro 165,000. The inducement payment is payable with the first salary payment. In case the Managing Director voluntarily terminates the employment or is terminated by the company within 12 months following the commencement of the employment, the Managing Director shall repay the inducement payment under consideration of the tax situation at the end of the employment. The repayment amount is reduced by 1/12 upon the passing of each calendar month. The assignment bonus would not be reduced in any way if the Company only decided to abbreviate the term of assignment within the first year.

§ 4 Schlussbestimmungen	Section 4 Final Provisions

Dieser Entsendungsvertrag unterliegt deutschem Recht. Die Bestimmungen des § 15 des Vertrages gelten für diesen Entsendungsvertrag entsprechend.	This Assignment Agreement is subject to German law. The provisions of Section 15 of the Agreement shall apply accordingly to this Assignment Agreement.

Dieser Vertrag ist zweisprachig ausgeferligt. Rechtlich bindend ist ausschließlich die deutschsprachige Version. Der englische Text dient lediglich zur Information.	This Agreement has been prepared in two languages. Only the German text is legally binding. The English version is for information purposes only.

EXIDE TECHNOLOGIES GMBH represented by its shareholders’ assembly by the following signatories according to the attached Power of Attorney
Michael Ostermann
Place, Date:	Duisburg, den 27.11.08

EXIDE Transportation Holding Europe S.L.

		By:	Petra Würz

		Title:	General Counsel IEE Europe

Place, Date: Büdingen, November 21, 2008

EXIDE Holding Europe S.A.S

		By:	Brita Knaf

		Title:	Human Resources Manager Commercial and Corporate

Place, Date: Büdingen, November 21, 2008

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